As filed with the Securities and Exchange Commission on June 3, 2013

Registration No. 333-177951

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 Post-Effective Amendment No. 3

FORM S-3

 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLUEFLY, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3612110
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

42 West 39th Street

New York, New York 10018

(212) 944-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Gallagher

Chief Financial Officer

42 West 39th Street

New York, New York 10018

(212) 944-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan C. Wilkins, Esq.

Stradling Yocca Carlson & Rauth, P.C.

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Approximate date of commencement of proposed sale to the public:  Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES

Bluefly, Inc., a Delaware corporation (the “Registrant”), filed a registration statement on Form S-3 with the Securities and Exchange Commission on November 14, 2011 (the “Registration Statement”) to register 3,666,665 shares of common stock, par value $0.001 per share, of the Registrant (the “Common Stock”).

On May 23, 2013, Runway Acquisition Sub, Inc. (the “Purchaser”), an affiliate of Clearlake Capital Group, L.P. (“Clearlake”), purchased from entities affiliated with the four principal stockholders (the “Principal Stockholders”) of the Registrant: Rho Ventures VI, LP; Quantum Industrial Partners LDC; Maverick Fund USA, Ltd., Maverick Fund, L.D.C., and Maverick Fund II, Ltd.; and Prentice Consumer Partners, LP all of the shares of the Common Stock owned by the Principal Stockholders, which represented approximately 89% of the outstanding shares of the Common Stock, for a purchase price of $0.0076 per share.

On the same day, the Registrant entered into a Stock Purchase Agreement (the “Purchase Agreement”) with the Purchaser. The Purchase Agreement provided, among other things, for the sale by the Registrant of 2,850,000 newly issued shares of the Common Stock (the “Purchased Shares”) to the Purchaser. The acquisition of the Purchased Shares, together with the acquisition of the shares from the Principal Stockholders, resulted in the ownership by the Purchaser of an amount of shares of the Common Stock in excess of 90% of the then outstanding shares of the Common Stock. In accordance with the terms of the Purchase Agreement, on May 23, 2013 the Purchaser consummated a “short form” merger (the “Merger”), pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”). On May 23, 2013, the Purchaser merged with and into the Registrant, with the Registrant surviving.

As a result of the Merger, each issued and outstanding share of the Common Stock (other than shares of Common Stock owned by the Purchaser or by Clear Mode, LLC, an affiliate of Clearlake and the sole stockholder of the Purchaser, shares of Common Stock held by the Registrant as non-voting treasury shares, and shares of the Common Stock for which the holder thereof demands and perfects such holder’s right to an appraisal in accordance with the applicable provisions of the DGCL) were converted into the right to receive $0.10 in cash per share, without interest.

As a result of the foregoing transactions, the Registrant has terminated any and all offerings of securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Item 17 of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statement of the date hereof.

This Post-Effective Amendment No. 3 is being filed to deregister, as of the effectiveness of this post-effective amendment, all unsold shares of Common Stock, the sale of which was registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 3, 2013.

BLUEFLY, INC.

By:	/s/ James Gallagher
James Gallagher
Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, as amended, the following persons have signed this Post-Effective Amendment No. 3 to the Registration Statement in the capacities and on that date indicated.

Signature	Title	Date
/s/ Arta Tabaee	Secretary and Director	June 3, 2013
Arta Tabaee

/s/ Behdad Eghbali	Vice President and Director	June 3, 2013
Behdad Eghbali

/s/ James Gallagher	Chief Financial Officer	June 3, 2013
James Gallagher

/s/ Joseph Park	Chief Executive Officer	June 3, 2013
Joseph Park